Exhibit 23.4

Deloitte Touche Tohmatsu Dr. Chucri Zaidan Avenue, nº 1.240 4th to 12th floors - Golden Tower 04711-130 - São Paulo - SP Brazil Tel: + 55 (11) 5186-1000 Fax: + 55 (11) 5181-2911 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Anheuser-Busch InBev SA/NV of our report dated March 22, 2017, relating to the consolidated financial statements of Ambev S.A. and subsidiaries (the “Company”) for the year ended December 31, 2015, appearing in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2016. The consolidated financial statements of the Company are not separately presented in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F for the year ended December 31, 2016.

São Paulo, Brazil,

June 30, 2017

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes